Exhibit 3.4
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
ARMSTRONG ENERGY, INC.
Pursuant to Section 151 of
The General Corporation Law of Delaware
     Armstrong Energy, Inc., a Delaware corporation (the “Corporation”), does hereby certify in accordance with Section 103 of the Delaware General Corporation Law (“DGCL”), that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the “Board”). Terms used in this Certificate shall have the meanings set forth in Section 8 hereof.
     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article Sixth of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and pursuant to Section 151 of the DGCL, the Board hereby creates a series of preferred stock of the Corporation and hereby states that the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the preferred stock of all classes and series), shall be as follows:
          Section 1. Number of Shares and Designation.
     This series of preferred stock shall be designated as Series A Convertible Preferred Stock (the “Convertible Preferred”) and the number of shares which shall constitute such series shall be 300,000 shares, par value $.01 per share (the “Shares”), which number may be increased or decreased (but not below the number thereof then outstanding plus the number required to fulfill the Corporation’s obligations under options, rights or warrants or securities convertible into Convertible Preferred, issued by the Corporation) from time to time by the Board. The Convertible Preferred shall not be redeemable without the written consent of the holders thereof.
          Section 2. Dividends. The holders of Convertible Preferred shall not be entitled to the payment of any dividends by the Corporation.
          Section 3. Liquidation.
     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each holder of Convertible Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder. After payment to the holders of the Convertible Preferred in full of the preferential amounts provided for in this Section 3, the holders of Convertible Preferred shall have no right or claim to any of the remaining assets of the Corporation. If upon any Liquidation the Corporation’s assets to be distributed among the holders of the Convertible Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Convertible Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation to each record holder of Convertible Preferred as of a date at least three Business Days prior to the mailing of such notice, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Convertible Preferred in connection with such Liquidation (assuming no conversion of Shares into Common Stock). At any time prior to a Liquidation, the holders of Convertible Preferred shall be entitled to convert their Shares into Common Stock in accordance with the provisions of Section 5 below. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale, conveyance, exchange or transfer (for cash, securities or other consideration) by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation within the meaning of this Section 3.
          Section 4. Voting Rights.
     4A. Voting Procedures. The holders of Convertible Preferred shall be entitled to notice of all meetings of the Corporation’s stockholders in accordance with the Corporation’s Bylaws. Each Share of Convertible Preferred shall have one (1) vote per Share, except that when the Convertible Preferred and the Common Stock shall vote together as a single class, then each holder of Convertible Preferred shall be entitled to the number of votes with respect to such holder’s Convertible Preferred equal to the number of whole shares of Conversion Stock into which such Shares would have been converted under the provisions of Section 5B hereof at the Conversion Price then in effect on the record date for determining stockholders entitled to vote on such matters or, if no record date is specified, as of the date of such vote.
     4B. General Voting Rights, The holders of Convertible Preferred shall vote together as a single class with the holders of the Common Stock as provided in Section 4A above on all matters submitted to a vote of the holders of the Common Stock.
     4C. Special Voting Rights. In addition to the voting rights provided in Section 4B above and any voting rights provided by applicable law, so long as any Convertible Preferred remains outstanding, the holders of a majority of the Convertible Preferred outstanding must approve, voting separately as a class:
               (i) any amendment to the Corporation’s Certificate of Incorporation (including any Certificate of Designations) or Bylaws that would affect adversely the rights, preferences, privileges or voting rights of holders of the Convertible Preferred or the terms of the Convertible Preferred;
               (ii) any proposed issuance of capital stock of the Corporation that ranks pari passu or senior to the Convertible Preferred, or any proposed issuance of Junior Securities which are required to be redeemed by the Corporation at any time that any Shares of Convertible Preferred are outstanding, whether upon the occurrence of certain events or otherwise; or
               (iii) any increase in the number of authorized shares of capital stock of the Corporation, except as specifically required in this Certificate of Designations.
          Section 5. Conversion.
     5A. Automatic Conversion. On the IPO Conversion Date, all of the outstanding shares of Convertible Preferred on such date shall automatically and without further action required by any Person, convert into that number of shares of Common Stock equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Shares to be converted, and (b) is the IPO Price minus the Discount Amount.
     5B. Conversion at Option of Holder.
               (i) At any time commencing January 12, 2013 or earlier in connection with an Exit Transaction and provided that an IPO Conversion Date has not occurred, any holder of Convertible Preferred may convert all or any portion of the Convertible Preferred held by such holder into a number of shares of Common Stock equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Shares to be converted, and (b) is the Conversion Price then in effect.
               (ii) Each conversion of Convertible Preferred pursuant to this Section 5B shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred to be converted (duly endorsed or assigned to the Corporation or in blank) have been surrendered for conversion during normal business hours at the principal office of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert all or any portion of such Shares.
               (iii) Notwithstanding the foregoing, if a conversion of Convertible Preferred pursuant to this Section 5B is to be made in connection with or in anticipation of an Exit Transaction, such conversion may, at the election of the holder thereof, be conditioned upon the consummation of such Exit Transaction, in which case (x) such conversion shall not be deemed to be effective until immediately prior to the consummation of such transaction and (y) the holder may convert all or any portion of the Convertible Preferred held by such holder into a number of shares of Common Stock equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Shares to be converted, and (b) is the lower of (i) the Conversion Price then in effect or (ii) the Exit Price.
     5C. Conversion Price.
               (i) The initial Conversion Price shall be $100.00. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5C.

               (ii) If and whenever on or after the date hereof, the Corporation issues or sells for cash, marketable securities or cash equivalents, or in accordance with Section 5D is deemed to have issued or sold for cash, marketable securities or cash equivalents, any Common Stock for a consideration per share less than the Conversion Price in effect as of the date of such issue or sale, then immediately upon such issue or sale the Conversion Price then in effect shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect as of the date of such issuance or sale, plus (2) the consideration received (and deemed to be received hereunder) by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Conversion Price then in effect by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.
               (iii) Notwithstanding the foregoing, no adjustment of the Conversion Price pursuant to this Section 5C or Section 5D shall be made (1) upon the conversion of Convertible Preferred, (2) upon the issuance or sale of Common Stock, Options or Convertible Securities to directors, officers, employees, consultants or service providers of the Corporation and its Subsidiaries pursuant to the terms of any employee benefit or similar plans of the Corporation or any of its Subsidiaries, or (3) upon the issuance of Common Stock pursuant to the exercise of Options outstanding as of the date hereof pursuant to the Corporation’s stock option plans.
     5D. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5C hereof, the following shall be applicable:
               (i) Issuance of Options. If the Corporation should in any manner after the date hereof grant or sell any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price then in effect as of the date of such grant or sale of Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section 5D(i) the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. If the Corporation should in any manner after the date hereof issue or sell any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price then in effect as of the date of such issuance or sale of Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5D(ii), the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
               (iii) Change in Option Price or Conversion Rate. If the purchase price provided for any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 5D, if the terms of any Option or Convertible Security are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.
               (iv) Treatment of Expired Options and Unexercised Convertible Securities.Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 15 days after written notice thereof has been given to all holders of the Convertible Preferred. For purposes of Section 5D, the expiration or termination of any Option or Convertible Security which was outstanding as of the date hereof shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date hereof.

               (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, marketable securities or cash equivalents, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (before deducting any expenses, discounts or commissions paid or incurred in connection with such issue or sale).
               (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01 or the excess of the consideration received for the other securities over the Conversion Price then in effect, if greater.
               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held to any Person other than the Corporation or any Subsidiary shall be considered an issue or sale of Common Stock.
               (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, unless subsequently abandoned.
     5E. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     5F. Corporate Change. Any recapitalization, reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation’s assets, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as a “Corporate Change.” Prior to the consummation of any Corporate Change, the Corporation shall make appropriate provisions to insure that each of the holders of Convertible Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Corporate Change if such holder had converted its Convertible Preferred immediately prior to such Corporate Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 5 and Sections 6 and 7 hereof shall thereafter be applicable to the Convertible Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Convertible Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 5F shall not apply in the event of a conversion of the Convertible Preferred pursuant to Section 5A hereof prior to the consummation of the Corporate Change.
     5G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Convertible Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Convertible Preferred.
     5H. Conversion Procedure.
               (i) At the time any conversion of Convertible Preferred pursuant to this Section 5 has been effected, the rights of the holder of the Shares converted as a holder of Convertible Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
               (ii) As soon as possible after a conversion of Convertible Preferred pursuant to this Section 5 has been effected (but in any event within five Business Days thereafter), the Corporation shall deliver or cause to be delivered to the record holder of the Shares converted:
               (a) unless in book entry form, a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and
               (b) a certificate representing any Shares of Convertible Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted;
provided, however, that in the event of a conversion of the Convertible Preferred pursuant to Section 5A hereof, the items referred to in clauses (a) and (b) above shall be delivered as soon as practicable (but in any event within five Business Days) after the certificates representing the

Shares are actually surrendered for conversion during normal business hours at the principal office of the Corporation.
               (iii) The issuance or delivery of certificates for shares of Common Stock upon conversion of Convertible Preferred shall be made without charge to the holders of such Convertible Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of Shares converted.
               (iv) The Corporation shall not close its books against the transfer of Convertible Preferred or of Conversion Stock issued or issuable upon conversion of Convertible Preferred in any manner which interferes in any material respect with the timely conversion of Convertible Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
               (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred, such number of shares of Common Stock issuable upon the conversion of all outstanding Convertible Preferred. All shares of Common Stock which are so issuable shall be free of preemptive rights and, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than income taxes payable by the holder), liens, charges and encumbrances created by, through or under the Corporation. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred.
               (vi) The Corporation shall not be required to issue fractional shares of stock upon the conversion of the Convertible Preferred. As to any final fraction of a share which the holder of one or more shares of Convertible Preferred would otherwise be entitled to receive upon conversion, the Corporation shall, in lieu of issuing any fractional share, the fraction will be rounded up or down to the nearest whole number of shares.
     5I. Notices.
               (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Convertible Preferred, setting forth in reasonable detail and certifying the calculation and the effective date of such adjustment. In addition, the Corporation shall give written notice to all holders of Convertible Preferred of any conversion of the Convertible Preferred pursuant to Section 5 A hereof within five Business Days after the effective date of such conversion,
               (ii) The Corporation shall give written notice to all holders of Convertible Preferred at least 15 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock or (b) with respect to any pro rata subscription offer to holders of Common Stock.
               (iii) The Corporation shall also give written notice to the holders of Convertible Preferred at least 20 days prior to the date on which any Corporate Change shall take place.
     5J. Calculations. If the amount of any adjustment of the Conversion Price required pursuant to this Section 5 would be less than 1% of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and an adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of such Conversion Price. All calculations under this Section 5 shall be made to the nearest one-tenth of a cent ($.001).
     5K. Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the consent or vote of the holders of a majority of the outstanding shares of the Convertible Preferred, voting together as a single class. Any such waiver shall bind all future holders of shares of the Convertible Preferred.
          Section 6. Purchase Rights.
     If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Convertible Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Convertible Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights (excluding, however, the effects of Section 5D(i) or (ii)), or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
          Section 7. Record Holders. The Corporation shall deem and treat the record holder of any Convertible Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall be affected by any notice to the contrary.
          Section 8. Definitions.
     “Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be opened.
     “Common Stock” means, collectively, the Corporation’s Common Stock, par value $.01 per share (including any and all Conversion Stock) and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.
     “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5D(i) and 5D(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.
     “Conversion Price” means the conversion price per share of Common Stock into which the Convertible Preferred is convertible, as such conversion price may be adjusted pursuant to Sections 5A or 5C hereof.
     “Conversion Stock” means shares of the Corporation’s Common Stock, provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Convertible Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
     “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.
     “Discount Amount” means an amount determined by multiplying the IPO Price by a percentage equal to the difference between (a) 100% and (b) the fraction, expressed as a percentage, the numerator of which is $300,000,000 and the denominator of which is the IPO Valuation Amount; provided, however, that if the IPO Valuation amount is $300,000,000 or less, the Discount Amount shall be zero.
     “Exit Price” means an amount determined by dividing (a) the total amount of the net proceeds to be received by the Corporation or its stockholders, as the case may be, in connection with the Exit Transaction by (b) the total number of shares of Common Stock outstanding on a fully-diluted basis and assuming the conversion in full of the Convertible Preferred at the then current Conversion Price immediately prior to the closing of the Exit Transaction.
     “Exit Transaction” means (i) the sale of all or substantially all of the assets of the Corporation on a consolidated basis to an unrelated Person, (ii) a merger, reorganization or consolidation in which the holders of the Corporation’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iii) the sale of all or a majority of the outstanding equity interests in the Corporation to an unrelated Person whether by share exchange or otherwise or (iv) any other transaction or series of transactions in which, the owners of the Corporation’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction.

     “IPO” means an initial public offering of shares of Common Stock of the Corporation to the public in an underwritten offering pursuant to a registration statement under the Securities Act or the securities laws of any other jurisdiction.
     “IPO Conversion Date” means the date of the effectiveness of the IPO.
     “IPO Price” means the initial public offering price per share, less any underwriting discount per share, of Common Stock sold in the IPO, as reflected in the prospectus filed with the SEC on or immediately prior to the IPO Conversion Date.
     “IPO Valuation Amount” means an amount determined by multiplying the IPO Price by the total number of shares of Common Stock issued and outstanding as of the date of the execution and delivery of the underwriting agreement relating to the IPO, including the shares of Common Stock issued in the IPO and assuming the conversion in full of the Convertible Preferred at the IPO Price minus the Discount Amount.
     “Junior Securities” means any capital stock or other equity securities of the Corporation other than the Convertible Preferred.
     “Liquidation Value” of any Share as of any particular date shall be equal to $100.00.
     “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
     “Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any of its Subsidiaries, any employee benefit plan of the Corporation or any of its Subsidiaries, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereof, together with the rules and regulations promulgated thereunder.
     “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other entity of which the Corporation (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests.
          Section 9. Amendment and Waiver.
     No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of two-thirds of the Convertible Preferred outstanding at the time such action is taken.

          Section 10. Notices.
     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by first class mail or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation (attention: Secretary) at its principal executive offices and (ii) to any holder of the Convertible Preferred, at such holder’s address as it appears in the stock records of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.
          Section 11. Acquired Shares.
     Any Shares of Convertible Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such Shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be re-issued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.
          Section 12. Successors and Transferees.
     The provisions applicable to Shares of Convertible Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of Shares of Convertible Preferred.
*     *     *     *

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this 13th day of January, 2012.

ARMSTRONG ENERGY, INC.
By:	/s/ Martin D. Wilson